Exhibit 10.30

CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

April 5, 2024

Professor Poh Chit Laa

(NRIC No.: [***])

[***]

Dear Prof Poh,

RE: LETTER OF APPOINTMENT

We are pleased to offer you employment by Contract of Service in our Company as Chief Vaccine and Antiviral Technology Officer under the following terms and conditions of service.

1.	Commencement Date

(a) Your employment with the Company will commence on [***] to [***].

2.	REMUNERATION

(a) You shall be paid an allowance of [***].

3.	Place of Work

You will be required to work and base at Alps Global Holding Berhad’s corporate main office located at The ICON, East Wing Tower, Level 18-01 & 18-02, Jalan Tun Razak, 50480 Kuala Lumpur. The Company shall reserve the right in its absolute discretion to assign you to any business site in Malaysia or in any countries as required for the business. Your duties will be wide and various but will be in line with your core competencies and development plan.

4.	Working Hours and Duties

4.1	Monday to Friday: 9.00 a.m. to 6.00 p.m. (Lunch break of one hour)

4.2	You agree that your responsibilities require that you work a reasonable number of additional hours when requested by your supervisor or due to requirements of the business in which you shall not unreasonably refuse to comply.

4.3	The Company reserves the right, at its sole discretion, to revise, amend or extend the working hours due to requirements of the business.

4.4	You may be required to travel for work from time to time and in respect of such business travel, you hereby agree to abide by the Company’s travel policies and guidelines as in the Employee Handbook. Travel expenses will be reimbursed to you in accordance with the relevant travel policies and guidelines in the Employee Handbook.

4.5	Your duties and function are as set out by the Company and fi required, the Company has the right to direct you to perform other duties and responsibilities which are within your training, capacity, and competence. You may be assigned to a different department, division, or location with a different position within the Company or the Company’s Affiliates.

For purposes of this LOE, “Affiliate” means any entity controlled, directly or indirectly by the Company, or any entity under common control with the Company (the Company, together with its Affiliates, are hereinafter, collectively referred to as “Alps”)

5.	Reporting

You will be required to report to Dr. Tham Seng Kong, Group Chief Executive Officer of the Company, or other personnel to be assigned by him from time to time.

6.	TERMINATION OF EMPLOYMENT

6.1	The applicable notice period should you decide to resign from the Company or the Company decide to terminate your employment by way of retrenchment or any separation scheme (mutual/voluntary) is as follows:

The termination notice in writing is one (1) month or one(1) month salary in lieu of notice by either party.

6.2	The Company may terminate your employment without notice and without compensation to you, if you:

(a)	breach the express and/or implied terms of your employment;
(b)	commit any act of misconduct;
(c)	the Company or any Affiliate into disrepute, or prejudices the interests of the Company or any Affiliate;
(d)	are convicted of any crime other than minor driving offences;
(e)	become of unsound mind

6.3	The termination of your employment shall be without prejudice to any right that the Company may have in respect of any breach by you of any of the provisions of this LOE which may have occurred prior to termination. Either party reserves the right to terminate this employment contract by giving two (2) month’s written notice.

7.	Company Policies - Confidentiality, Intellectual Property

7.1	You hereby agree to the confidentiality obligations as set out in Non-Disclosure Agreement.

8.	WARRANTY

8.1	You warrant that:

(a)	by entering into this LOE, you will not be in breach of any agreements with, or obligations owed to any third party;
(b)	by entering into this LOE or performing any of the obligations under it, you will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on you and undertakes to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if you are in breach of any such obligations.

(c)	you have the appropriate qualifications and experience necessary to fulfil your duties pursuant to this LOE; and

9.	GENERAL

9.1	Your job title, your duties, reporting lines, hours of work and work location may be varied by the Company to meet its business or operational needs from time to time. Irrespective of any such variations, your employment will continue to be subject to the terms of this LOE, unless varied or replaced by an agreement in writing.

9.2	In addition to the terms contained in this LOE, you will immediately upon entering the service of the Company be subject to such other existing general terms and conditions of service as may be laid down by the Company to govern all its employees and any rule or regulation governing employment that may be introduced by the Company from time to time thereafter.

9.3	No failure or delay on the part of the Company in exercising any right or power under this LOE shall take effect as a waiver.

9.4	You acknowledge that:

(a)	the undertakings in the terms related to Confidentiality, Intellectual Property and Protection of the Company’s legitimate business interests as set out in the Employee Handbook are reasonable and necessary for the protection of the legitimate business interests of the Company and Alps;

(b)	damages alone would be an insufficient remedy for any breach by you of the terms related to Confidentiality, Intellectual Property and Protection of the Company’s legitimate business interests and the Company will be entitled to obtain injunctive or other relief to protect its interest.

9.5	This LOE sets out the entire understanding between the Company or any Affiliate and you and supersedes any previous agreement or arrangement between them in relation to your employment by the Company (which shall be deemed to have been terminated by mutual consent).

9.6	This LOE is governed and construed in accordance with the laws of Malaysia. Parties agree that any dispute arising from and in connection with this LOE shall be subject to jurisdiction of the courts of Malaysia.

10.	Pre-employment information

10.1	You hereby confirm that all pre-employment information provided to the Company including but not limited to the information you have provided in your resume, application form and during the recruitment stage to be absolutely true and accurate. The accuracy and truthfulness of such information shall constitute a fundamental term of your employment with the Company. If it is discovered at any time prior to the commencement of your employment or during your employment with the Company that any pre-employment information that you have provided to the Company is false, misleading or in breach of this clause, the Company shall have the right to terminate your employment summarily.

11.	Company’s Regulations & Employee Handbook

11.1	You shall at all times during employment with the Company comply with the Company’s Employee Handbook, policies, regulations, procedures, instructions whether made known to you at the commencement of employment or from time to time.

This Contract is Confidential

The terms of this Contract and any subsequent amendments are confidential and may not be disclosed by you to any other person, other than for the purpose of obtaining professional legal or accounting advice, without the written approval of the Company.

Congratulations on your appointment. To signify that you have read, understood and accept this offer of employment under the terms and conditions outlined above, please sign, date and return the duplicate of this letter to the HR Department.

Yours sincerely,

/s/ Dr Tham Seng Kong
Dr Tham Seng Kong
Group Chief Executive Officer

c.c. HR File

ACKNOWLEDGEMENT

I acknowledges receipt of this Letter of Appointment dated and hereby confirm my acceptance, understanding and agreement to all the terms and conditions of employment stipulated in this offer of employment.

Name:	Poh Chit Laa	Signature:	/s/ Poh Chit Laa
Date:	4th April 2024